Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jagged Peak Energy LLC:

We consent to the use of our report dated October 11, 2016, with respect to the consolidated balance sheets of Jagged Peak Energy LLC (Predecessor) and its subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado
December 19, 2016